Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES 2018 RESULTS IN-LINE WITH GUIDANCE; STRONG

GROWTH IN EXTENSIONS AND TRADE BILLINGS

2019 financial outlook features strong billings increase as a result of continued growth in Extensions and upturn in Core adoption cycle

BOSTON – February 28, 2019 – Learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced its financial results for the year ended December 31, 2018.

Operating Highlights:

•	Results in-line with 2018 guidance [1] for second consecutive year

•	Next Generation Core programs launched; 2019 adoption selling season underway

•	Portfolio enhanced with strategic partnerships and divestiture of Riverside Standardized Testing business

•	Education segment outperforms market, driven by Extensions billings growth of 8%

•	Trade year over year growth of 11%, driven by Orwell agreement and relaunch of iconic Carmen Sandiego brand

[1]	Guidance adjusted on October 5, 2018 to reflect the divestiture of Riverside Standardized Testing business. No changes to the outlook for Continuing Operations were made.

	Three Months Ended December 31,			Year Ended December 31,
(in millions of dollars)	2018 [2]	2017 [2]	Change	2018 [2]	2017 [2]	Change
Net sales [3]	$249	$234	6.5%	$1,322	$1,327	(0.3)%
Billings	207	205	1.0%	1,315	1,314	0.1%
Loss from continuing operations [3]	(86)	(36)	NM [4]	(137)	(120)	(14.2)%
Adjusted EBITDA [3,5]	2	(10)	NM [4]	192	185	3.7%
Pre-publication or content development costs	(31)	(49)	35.6%	(123)	(131)	6.0%
Net cash provided by operating activities				104	105	(0.6)%
Free cash flow [5]				(73)	(82)	10.5%

2	All amounts have been adjusted to eliminate the impact of the Riverside Standardized Testing business which has been removed from continuing operations and classified as discontinued operations.
3

The 2018 amounts have been impacted by the January 1, 2018 adoption of the new revenue standard. Please refer to the annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 for further details.

4	Not meaningful.
5	Non-GAAP measure, please refer to Use of Non-GAAP measures for an explanation and reconciliation.

“During 2018, we took important steps towards optimizing our product portfolio while also preparing for the larger adoption opportunities in 2019,” said Jack Lynch, President and Chief Executive Officer of HMH. “We remain focused on executing against our long-term strategy, and believe we are well positioned to deliver long term growth.”

Joe Abbott, Chief Financial Officer of HMH added, “We delivered on our guidance for 2018, and our Education segment outperformed the market in a trough year due to strong growth in our Extensions offerings. This growth, as well as our improved profitability and free cash flow, demonstrates progress made in executing our long-term strategy.”

2019 Outlook:

HMH expects 2019 billings to be in the range of $1.490 to $1.590 billion. Content development spend for 2019 is expected to be in the range of $100 to $120 million, with total capital expenditures including non-plate capital expenditures in the range of $150 to $170 million.

Full Year 2018 Financial Results:

Net Sales: Net Sales for the full year decreased $5 million, or 0.3%, year over year. The net sales decrease was driven by a $24 million decrease in our Education segment, partially offset by a $19 million increase in our Trade Publishing segment. Within our Education segment the net sales decrease was primarily due to lower net sales from Core Solutions, which declined by $57 million from $595 million in 2017 to $538 million. The primary drivers of the decrease in Core Solutions sales were decreases in sales relating to disciplines reaching the end of their product lifecycle that are scheduled to be replaced next year with newer programs. Net sales within our science discipline, which is a new program, increased year over year offsetting some of the older program declines. Also contributing to the decline in Core Solutions sales was the non-recurrence of the $5 million one-time fee we recognized in 2017 in connection with the expiration of a distribution agreement. Partially offsetting the decrease in our Core Solutions sales was an increase in sales from our Extensions businesses, which primarily consist of our Heinemann brand, intervention and supplemental products as well as professional services. Extensions businesses net sales for the current period increased $33 million from $551 million in 2017 to $584 million in 2018 primarily driven by higher Heinemann net sales. The primary driver of the increase in our Heinemann net sales was sales of the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017 and additional product launches during the third quarter of 2018. Within our Trade Publishing segment, the $19 million increase was primarily due to licensing revenue driven by a new agreement pertaining to our classic backlist titles 1984 and Animal Farm. There was also additional licensing revenue associated with the new Netflix original series, Carmen Sandiego. The increase was partially offset by a decrease in ebook sales.

Billings: Billings for the full year increased $1 million, or 0.1%, year over year. The billings increase was driven by a $20 million increase in our Trade Publishing segment partially offset by an $19 million decrease in our Education segment. Within our Trade Publishing segment, the increase was primarily due to licensing revenue driven by a new agreement pertaining to our classic backlist titles 1984 and Animal Farm. There was also additional licensing revenue associated with the new Netflix original series, Carmen Sandiego. The increase was partially offset by a decrease in ebook sales. Within our Education segment, the decrease was primarily due to lower Core Solutions billings, which declined by $59 million from $585 million in 2017 to $526 million in 2018. The primary drivers of the decrease in Core Solutions billings were decreases in billings relating to disciplines reaching the end of their product lifecycle that are scheduled to be replaced next year with newer programs. Billings within our science discipline, which is a new program, increased year over year offsetting some of the older program declines. Also contributing to the decline in Core Solutions billings was the non-recurrence of the $5 million one-time fee we recognized in 2017 in connection with the expiration of a distribution agreement. Partially offsetting the decrease in our Core Solutions billings was an increase in billings from our Extensions businesses which increased $40 million from $549 million in 2017 to $588 million in 2018 primarily driven by higher Heinemann billings. The primary driver of the increase in our Heinemann billings was the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017, and additional product launches during the third quarter of 2018.

Cost of Sales: Overall cost of sales decreased by $29 million to $725 million in 2018 from $754 million in 2017, primarily due to a $22 million reduction in amortization expense related to publishing rights and pre-publication assets. Our cost of sales, excluding publishing rights and pre-publication amortization, decreased $7 million mostly due to improved profitability. Our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales decreased to 44.0% from 44.3% due to product mix.

Selling and Administrative Costs: Selling and administrative costs increased by $13 million due to an increase of $6 million in net labor costs due to higher employee benefit and medical expenses as well as planned merit increases offset by actions taken under the 2017 Restructuring Plan, an increase in direct expenses such as samples, commissions and depository fees of $7 million, an increase in discretionary costs of $3 million related to travel and entertainment, promotion expense and professional fees along with higher depreciation expense of $3 million. Offsetting the increase in selling and administrative costs was lower IT expenses of $6 million relating to maintenance contracts, hardware and telecommunications, and facilities.

Operating Loss: Operating loss for the full year 2018 was $91 million, a $45 million favorable change from the $135 million operating loss recorded in 2017. The favorable change was primarily the result of the $33 million decrease in the charge associated with our 2017 Restructuring Plan, which primarily occurred in 2017, along with lower cost of sales, partially offset by higher selling and administrative costs.

Net Loss: Net loss of $94 million for the full year 2018 was $9 million lower than the net loss of $103 million in 2017. Net loss from continuing operations for full year 2018 was $137 million, a $17 million unfavorable change from the $120 million net loss from continuing operations in the same period of 2017 due primarily to an unfavorable change in our tax provision of $57 million. The reduction in taxes was primarily due to the favorability relating to the 2017 Tax Act being recorded in 2017. Also, income from discontinued operations, net of tax, increased $26 million to $43 million from $17 million in 2017 primarily attributed to the $30 million gain on the sale of Riverside.

Adjusted EBITDA from Continuing Operations: Adjusted EBITDA from continuing operations for the full year 2018 was $192 million, an increase of $7 million from $185 million in 2017, primarily due to lower normal operating costs.

Cash Flows: Net cash provided by operating activities for 2018 was $115 million compared with $135 million in 2017. Net cash provided by operating activities from continuing operations was $104 million in 2018, a slight decrease compared to $105 million in 2017. Net cash provided by operating activities included $11 million and $30 million of cash flow from discontinued operations in 2018 and 2017, respectively. HMH’s free cash flow from continuing operations, defined as net cash from operating activities minus capital expenditures, in 2018 was a usage of $73 million compared with a usage of $82 million in 2017. The primary driver of the favorable change in free cash flow was a decrease in capital expenditures in 2018. As of December 31, 2018, HMH had $303 million of cash and cash equivalents and short-term investments compared to $235 million at December 31, 2017.

Fourth Quarter 2018 Financial Results:

Net Sales and Billings: HMH reported net sales of $249 million for the fourth quarter of 2018, up 7% or $15 million compared to $234 million in the same quarter of 2017. The net sales increase was primarily driven by increases in our Education and Trade Publishing segments. Education and Trade Publishing segment net sales for the fourth quarter of 2018 were $189 million and $60 million, respectively, compared with $183 million and $50 million, respectively, in the fourth quarter of 2017. Education and Trade Publishing segment billings for the fourth quarter of 2018 were $148 million and $59 million, respectively, compared with $154 million and $50 million, respectively, for the same period in 2017. The primary net sales driver of Education segment growth was growth in Core Solutions; the fourth quarter billings decline in the Education Segment was attributed to modest declines across the segment with the exception of Heinemann. Trade net sales and billings remained strong in the fourth quarter, primarily driven by licensing revenue associated with the new Netflix original series, Carmen Sandiego.

Cost of Sales: Overall cost of sales decreased 3% or $5 million to $157 million in the fourth quarter of 2018 from $162 million in the same period of 2017, while cost of sales, excluding publishing rights and pre-publication amortization increased $2 million from $118 million in 2017 to $120 million in 2018 due to volume. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization, decreased from 50.4% in the fourth quarter of 2017 to 48.2% in the fourth quarter of 2018 due to product mix and increased Trade licensing sales.

Selling and Administrative Costs: Selling and administrative costs increased $9 million to $158 million for the fourth quarter of 2018 from $149 million in the same period of 2017, primarily due to higher internal and outside labor related costs and variable costs.

Operating Loss: Operating loss for the fourth quarter of 2018 was $75 million; a $14 million favorable change from the $89 million operating loss recorded in the same period of 2017 due primarily to higher net sales.

Net Loss: Net loss of $56 million for the fourth quarter of 2018 was $30 million higher than the net loss of $26 million in the fourth quarter of 2017. Net loss from continuing operations for the fourth quarter of 2018 was $86 million, a $50 million increase from the $36 million net loss from continuing operations in the same period of 2017 due primarily to a $65 million reduction in tax benefit due to changes related to the 2017 Tax Act which benefited the fourth quarter of 2017. Partially offsetting the tax change were favorable changes in operating loss. Also, income from discontinued operations, net of tax, increased $20 million to $30 million from $10 million in 2017 primarily attributed to the $30 million gain on the sale of Riverside in the fourth quarter of 2018.

Adjusted EBITDA from Continuing Operations: Adjusted EBITDA for the fourth quarter of 2018 was $2 million, an increase of $12 million from $(10) million in the same quarter of 2017, primarily due to the same factors that impacted operating loss.

Corporate Initiatives:

The 2017 Restructuring Plan to improve the Company’s operational efficiency and right-size its cost structure was completed at the end of 2018.

Conference Call:

At 8:30 a.m. ET on Thursday, February 28, 2019, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 3949817

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/m6/p/rnx5895j

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until March 9, 2019 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 3949817.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA from continuing operations and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and in certain instances to exclude pre-publication costs) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a global learning company committed to delivering integrated solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investors

Brian S. Shipman, CFA

SVP, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media

Bianca Olson

SVP, Corporate Affairs

617-351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; outlook for full year 2019; prospects; growth; markets and our positions therein; strategies, including with respect to investing in our Core Solutions and Extensions businesses and operational excellence; efficiency and cost savings initiatives, including actions thereunder and expected impact; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; changes in state academic standards; state acceptance of submitted programs and participation rates therefor; industry cycles and trends; the rate and state of technological change; state requirements related to digital instruction; changes in product distribution channels and concentration of retailer power; changes in our competitive environment, including free and low cost open educational resources; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems and potential breaches of those systems; dependence on a small number of print and paper vendors; third-party software and technology development; possible defects in digital products; our ability to identify, complete, or achieve the expected benefits of, acquisitions; unanticipated consequences of the recently completed disposition of our Riverside clinical and standardized testing business; our ability to execute on our long-term growth strategy; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; management and other personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

	December 31,
(in thousands of dollars, except share information)	2018	2017
Assets
Current assets
Cash and cash equivalents	$253,365	$148,979
Short-term investments	49,833	86,449
Accounts receivable, net	203,574	192,569
Inventories	184,209	150,694
Prepaid expenses and other assets	15,297	29,919
Assets of discontinued operations	—	123,761

Total current assets	706,278	732,371
Property, plant, and equipment, net	125,925	148,659
Pre-publication costs, net	323,641	313,997
Royalty advances to authors, net	47,993	46,469
Goodwill	716,073	716,073
Other intangible assets, net	520,892	582,538
Deferred income taxes	3,259	3,593
Deferred commissions	22,635	—
Other assets	28,428	19,891

Total assets	$2,495,124	$2,563,591

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	76,313	60,810
Royalties payable	66,893	66,798
Salaries, wages, and commissions payable	50,225	52,838
Deferred revenue	251,944	265,074
Interest payable	136	322
Severance and other charges	6,020	6,926
Accrued postretirement benefits	1,512	1,618
Other liabilities	26,649	19,657
Liabilities of discontinued operations	—	24,706

Total current liabilities	487,692	506,749
Long-term debt, net of discount and issuance costs	755,649	760,194
Long-term deferred revenue	395,500	418,734
Accrued pension benefits	29,320	24,133
Accrued postretirement benefits	14,300	20,285
Deferred income taxes	27,075	22,269
Other liabilities	17,118	16,034

Total liabilities	1,726,654	1,768,398

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2018 and 2017	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 148,164,854 and 147,911,466 shares issued at December 31, 2018 and 2017, respectively; 123,587,820 and 123,334,432 shares outstanding at December 31, 2018 and 2017, respectively	1,481	1,479
Treasury stock, 24,577,034 shares as of December 31, 2018 and 2017, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,893,174	4,879,793
Accumulated deficit	(3,562,971)	(3,521,527)
Accumulated other comprehensive loss	(45,184)	(46,522)

Total stockholders’ equity	768,470	795,193

Total liabilities and stockholders’ equity	$2,495,124	$2,563,591

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars, except share and per share information)	2018	2017	2018	2017
Net sales	$249,038	$233,745	$1,322,417	$1,327,029
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	119,928	117,797	581,467	588,518
Publishing rights amortization	8,237	10,986	34,713	46,238
Pre-publication amortization	29,210	33,155	109,257	119,908

Cost of sales	157,375	161,938	725,437	754,664
Selling and administrative	158,243	149,450	649,295	636,326
Other intangible asset amortization	6,695	6,921	26,933	29,248
Impairment charge for pre-publication costs	—	3,980	—	3,980
Restructuring	1,580	1,617	4,657	37,775
Severance and other charges	441	(978)	6,821	177
Gain on sale of assets	(585)	—	(201)	—

Operating loss	(74,711)	(89,183)	(90,525)	(135,141)

Other income (expense)
Retirement benefits non-service income	320	871	1,280	3,486
Interest expense	(11,645)	(10,825)	(45,680)	(42,805)
Interest income	1,650	697	2,550	1,338
Change in fair value of derivative instruments	(400)	93	(1,374)	1,366
Income from transition services agreement	1,889	—	1,889	—

Loss from continuing operations before taxes	(82,897)	(98,347)	(131,860)	(171,756)
Income tax (benefit) expense for continuing operations	3,493	(61,901)	5,597	(51,419)

Loss from continuing operations	(86,390)	(36,446)	(137,457)	(120,337)

Earnings from discontinued operations, net of tax	—	10,278	12,833	17,150
Gain on sales of discontinued operations, net of tax	30,469	—	30,469	—

Income from discontinued operations, net of tax	30,469	10,278	43,302	17,150

Net loss	$(55,921)	$(26,168)	$(94,155)	$(103,187)

Net loss per share attributable to common stockholders
Basic and diluted:
Continuing operations	$(0.70)	$(0.29)	$(1.11)	$(0.98)
Discontinued operations	0.25	0.08	0.35	0.14

Net loss	$(0.45)	$(0.21)	$(0.76)	$(0.84)

Weighted average shares outstanding
Basic and diluted	123,575,325	123,055,963	123,444,943	122,949,064

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands of dollars)	2018	2017
Cash flows from operating activities
Net loss	$(94,155)	$(103,187)
Adjustments to reconcile net loss to net cash provided by operating activities
Earnings from discontinued operations, net of tax	(12,833)	(17,150)
Gain on sale of discontinued operations, net of tax	(30,469)	—
Gain on sale of assets	(201)	—
Depreciation and amortization expense	250,466	266,443
Amortization of debt discount and deferred financing costs	4,181	4,181
Deferred income taxes	5,140	(49,247)
Stock-based compensation expense	13,248	10,728
Impairment charge for pre-publication costs	—	3,980
Restructuring charges related to property, plant, and equipment	—	9,841
Change in fair value of derivative instruments	1,374	(1,366)
Changes in operating assets and liabilities
Accounts receivable	(11,005)	12,564
Inventories	(33,515)	8,122
Other assets	3,908	(10,548)
Accounts payable and accrued expenses	16,144	(5,937)
Royalties payable and author advances, net	(1,650)	(1,449)
Deferred revenue	(7,692)	(13,500)
Interest payable	(186)	129
Severance and other charges	(2,823)	221
Accrued pension and postretirement benefits	(904)	(6,932)
Other liabilities	5,056	(2,145)

Net cash provided by operating activities – continuing operations	104,084	104,748
Net cash provided by operating activities – discontinued operations	10,831	30,382

Net cash provided by operating activities	114,915	135,130

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	86,539	80,690
Purchases of short-term investments	(49,553)	(86,211)
Additions to pre-publication costs	(123,403)	(131,282)
Additions to property, plant, and equipment	(53,741)	(55,092)
Proceeds from sale of business	140,000	—
Acquisition of intangible asset	—	(2,000)
Investment in preferred stock	(500)	—
Proceeds from sale of assets	1,085	—

Net cash provided by (used in) investing activities – continuing operations	427	(193,895)
Net cash used in investing activities – discontinued operations	(6,832)	(11,028)

Net cash used in investing activities	(6,405)	(204,923)

Cash flows from financing activities
Borrowings under revolving credit facility	50,000	—
Payments of revolving credit facility	(50,000)	—
Payments of long-term debt	(8,000)	(8,000)
Repurchases of common stock	—	—
Tax withholding payments related to net share settlements of restricted stock units and awards	(1,190)	(1,450)
Proceeds from stock option exercises	—	512
Issuance of common stock under employee stock purchase plan	1,263	1,608
Net collections (remittances) under transition service agreement	3,803	—

Net cash used in financing activities – continuing operations	(4,124)	(7,330)

Net increase (decrease) in cash and cash equivalents	104,386	(77,123)
Cash and cash equivalent at the beginning of the period	148,979	226,102

Cash and cash equivalent at the end of the period	$253,365	$148,979

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA 1

Consolidated

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Loss from continuing operations	$(86,390)	$(36,446)	$(137,457)	$(120,337)
Interest expense	11,645	10,825	45,680	42,805
Interest income	(1,650)	(697)	(2,550)	(1,338)
(Benefit) provision for income taxes	3,493	(61,901)	5,597	(51,419)
Depreciation expense	18,659	17,525	75,116	71,049
Amortization expense film asset	6,057	—	6,057	—
Amortization expense	44,142	51,062	170,903	195,394
Non-cash charges—stock compensation	3,959	2,782	13,248	10,728
Non-cash charges—loss (gain) on derivative instrument	400	(93)	1,374	(1,366)
Non-cash charges—asset impairment charges	—	3,980	—	3,980
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	553	1,187	2,883	1,464
2017 Restructuring Plan	1,580	1,617	4,657	37,775
Severance, separation costs and facility closures	441	(978)	6,821	177
Legal reimbursement	—	867	—	(3,633)
Gain on sale of assets	(585)	—	(201)	—

Adjusted EBITDA from continuing operations	$2,304	$(10,270)	$192,128	$185,279

Free Cash Flow 1

Consolidated

(in thousands of dollars)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities
Net cash provided by operating activities	$104,084	$104,748
Cash flows from investing activities
Additions to pre-publication costs	(123,403)	(131,282)
Additions to property, plant, and equipment	(53,741)	(55,092)

Free Cash Flow	$(73,060)	$(81,626)

[1]	All amounts have been adjusted to eliminate the impact of the Riverside Standardized Testing business which has been removed from continuing operations and classified as discontinued operations.

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings 1 (in thousands of dollars)

Consolidated 1

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net sales	$249,038	$233,745	$1,322,417	$1,327,029
Change in deferred revenue	(42,055)	(28,859)	(7,693)	(13,500)

Billings	$206,983	$204,886	$1,314,724	$1,313,529

Education 1

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Core Solutions net sales	$81,917	$76,345	$538,166	$595,097
Change in deferred revenue	(30,677)	(21,567)	(11,955)	(10,258)

Core Solutions Billings	$51,240	$54,778	$526,211	$584,839
Extensions net sales	$106,837	$106,990	$584,523	$551,356
Change in deferred revenue	(10,418)	(7,334)	3,975	(2,372)

Extensions Billings	$96,419	$99,656	$588,498	$548,984

Education Billings	$147,659	$154,434	$1,114,709	$1,133,823

Trade Publishing 1

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net sales	$60,284	$50,410	$199,728	$180,576
Change in deferred revenue	(960)	42	287	(870)

Trade Publishing Billings	$59,324	$50,452	$200,015	$179,706

Billings is an operating measure utilized by the Company derived as shown above.

[1]	All amounts have been adjusted to eliminate the impact of the Riverside Standardized Testing business which has been removed from continuing operations and classified as discontinued operations.